Exhibit (12)(a)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

			Six
			Months
			Ended		Years Ended December 31,
			June 30,
(In millions)			2005		2004	2003	2002	2001	2000

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$4,862		7,633	6,080	4,667	2,293	632
Fixed charges, excluding capitalized interest			2,246		2,701	2,309	2,414	3,734	4,963

Earnings	(A	)	$7,108		10,334	8,389	7,081	6,027	5,595

Interest, excluding interest on deposits			$2,113		2,474	2,113	2,247	3,581	4,828
One-third of rents			133		227	196	167	153	135
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(B	)	$2,246		2,701	2,309	2,414	3,734	4,963

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/	(B)	3.16	X	3.83	3.63	2.93	1.61	1.13

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$4,862		7,633	6,080	4,667	2,293	632
Fixed charges, excluding capitalized interest			4,517		5,554	4,669	5,844	8,478	10,232

Earnings	(C	)	$9,379		13,187	10,749	10,511	10,771	10,864

Interest, including interest on deposits			$4,384		5,327	4,473	5,677	8,325	10,097
One-third of rents			133		227	196	167	153	135
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(D	)	$4,517		5,554	4,669	5,844	8,478	10,232

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/	(D)	2.08	X	2.37	2.30	1.80	1.27	1.06

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.